Exhibit No. 99


FOR IMMEDIATE RELEASE

                            CARNEGIE BANCORP DECLARES

                          $.14 QUARTERLY CASH DIVIDEND

Princeton, New Jersey - April 24, 1997. Carnegie Bancorp announced that the Board of Directors of the Company declared a second quarter cash dividend of $.14 per share during its regularly scheduled meeting on April 23rd. The dividend will be payable on June 18, 1997 to shareholders of record on May 21, 1997. This represents the 22nd consecutive quarter in which the Company has paid a cash dividend. Carnegie's solid earnings growth has enabled the company to consistently pay a quarterly cash dividend, beginning with $.06 per share in 1992, increasing to $.08 per share in 1993, $.10 per share in 1994, $.12 per share in 1995, $.12 per share for the first three quarters of 1996, $.13 per share for the fourth quarter of 1996, and $.14 per share for the first quarter of 1997. These cash dividends have been paid in addition to the Company's annual 5% stock dividends.

The Carnegie Bancorp Annual Meeting of Shareholders will be held on Wednesday, May 21, 1997, 4:00 p.m., at its headquarters office at 619 Alexander Road, Princeton, New Jersey.

Carnegie Bank, N.A. is the single subsidiary of Carnegie Bancorp. The bank serves small business professionals and high net worth individuals through its branch offices located in Princeton, Hamilton, Marlton, Denville, Toms River, Montgomery Township and Flemington, New Jersey and Langhorne, Pennsylvania. The Company's stock is listed on the Nasdaq National Market System. Its trading symbol for common stock is CBNJ and CBNJW for warrants.


FOR FURTHER INFORMATION, PLEASE CONTACT:  Thomas L. Gray, Jr.,
                                          President
                                          (609) 520-0601